Exhibit 3.1

ARTICLES OF AMENDMENT TO THE

AMENDED AND RESTATED CHARTER

OF

CORNERSTONE BANCSHARES, INC.

In accordance with the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, Cornerstone Bancshares, Inc., the undersigned corporation does hereby adopt the following Articles of Amendment (these "Articles of Amendment") to its Amended and Restated Charter, as amended (the "Charter"):

1.          The name of the corporation is: Cornerstone Bancshares, Inc.

2.          The Charter is amended by deleting the number "20,000,000" in the second sentence of Section 2 thereof and inserting, in lieu thereof, the number "40,000,000."

3.          Except as amended by these Articles of Amendment, the Charter shall remain in full force and effect.

4.          The foregoing amendment to the Charter was duly adopted by the board of directors of the corporation on April 9, 2015 and by the shareholders on June 17, 2015.

5.          The foregoing amendment to the Charter will be effective upon the filing of these Articles of Amendment with the Secretary of State of the State of Tennessee.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by its duly authorized officer this 31st day of August, 2015.

CORNERSTONE BANCS ARES, INC.

By:	/s/ Nathaniel F. Hughes
Name:	Nathaniel F. Hughes
Title:	President and Chief Executive Officer

[Signature Page to Charter Amendment (Authorized Shares)]